Exhibit 99.1
Trust Stamp Announces Reverse Stock Split Effective January 6, 2025
Atlanta, GA, January 2, 2025: Trust Stamp (Nasdaq: IDAI), a global provider of AI-powered technologies, has announced that a reverse stock split of its common stock will become effective at the market open on Monday, January 6, 2025.
The reverse stock split was approved by the Company’s Board of Directors and shareholders and will be implemented at a ratio of 1-for-15. Following the split, every 15 issued and outstanding shares of Common Stock will be converted into one share of Common Stock. The number of authorized shares of Common Stock and the par value of each share of Common Stock will remain unchanged. No fractional shares will be issued as a result of the reverse stock split, and any fractional shares that would otherwise have resulted from the reverse stock split will be rounded up.
Gareth N. Genner, CEO of the Company, observed: “The primary purpose of this reverse split is to bring the Company into compliance with Nasdaq Rule 5550(a)(2), but it also has a broader significance. As I will communicate later this month during our annual meeting on January 29, we have repositioned the company for 2025 with new strategic partnerships, new sources of income, and reduced expenses. We believe the reverse split brings our share price to a level where we will be eligible for investment by a greater number of family offices and institutions, and we will seek to significantly grow our shareholder base by reaching out to those investors to introduce them to our unique technology, and exciting growth opportunities.”
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered software and data transformation services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Trust Stamp is located across North America, Europe, Asia, and Africa and trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Trust Stamp Email: Shareholders@truststamp.ai
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.